Exhibit 10.2

As of May 11, 2012

Coral Ridge Capital Partners, LLC
119 Bristol Road
Wellesley, MA 02481
Attention: Henry A. Malkasian Jr.

Re:        "End Of The Gun"/ Finance Agreement (the "Agreement")

Dear Mr. Malkasian:

This agreement ("Agreement") will confirm the terms and conditions of the agreement between Coral Ridge Capital Partners, LLC ("CRC"), Florida limited liability company, and Mass Hysteria Entertainment Company, Inc. (the "Producer"), with respect to certain financing of the motion picture currently entitled "End Of The Gun" ("Picture").

1.  The Picture.

A.     General. The Picture is a feature .length motion picture, the specifics of which are set forth on Schedule 1, annexed hereto. CRC wishes to participate in the funding of the Picture and has agreed to provide the Production Contribution (as hereinafter defined). The Picture will be produced by a single purpose production entity ("SPE") formed by Producer.

B.      Production Contribution. (i) CRC agrees to provide equity financing for the Picture to Producer or its designee in the form of an equity contribution in the amount of Three Hundred Thousand U.S. Dollars (USD$300,000.00) ("Production Contribution") in exchange for the Premium (as defined below) and, thereafter, a minimum twenty percent (20%) perpetual equity interest in the "Adjusted Gross Receipts" of the Picture as defined below ("Minimum Equity Interest"), to be repaid solely from the Gross Receipts of the Picture in the manner provided in paragraph 1 C below. CRC acknowledges that Producer shall, at all times, have the right to seek and obtain alternate and/or additional funding for the Picture from any other source, including, without limitation, production, post production and completion cost deferrals, but so long as CRC provides the Production Contribution, CRC shall remain entitled to the benefits set forth herein. The Production Contribution shall be paid to Producer as follows: (i) One Hundred Thousand Dollars ($100,000) shall be paid to Producer within five (5) business days from execution of this Agreement; and (ii) the balance of the Production Contribution Two Hundred Thousand US Dollars (USD$200,000)] shall be paid to SPE to an account specified by Producer no later than two weeks prior to the scheduled start date for commencement of principal photography of the Picture, provided (i) the completion guarantor bonding the completion and delivery of the Picture ("Completion Guarantor") may require CRC to place the balance of its Production Contribution in escrow on an earlier date, and if so, CRC shall comply with the requirements of the Completion Guarantor upon not less than five (5) business days notice of same, subject to the following; (ii) CRC shall have no obligation to furnish the balance of the Production Contribution until Producer provides a fully executed commitment letter from the proposed secured senior debt production lender ("Primary Financier") to cover the balance of the proposed production cost of the Picture, after taking into account all sources of production funding. The Production Contribution shall be disbursed by Producer and SPE in accordance with a cashflow schedule ("Cashflow Schedule") as the same may hereafter be revised as needed by the Completion Guarantor, if any, the Primary Financier or due to producti on exigencies, and shall be used solely to pay for the necessary and actual costs of development, production, completion and delivery of the Picture. The initial Cashflow is attached hereto as Schedule 2 and incorporated by this reference.

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(ii) Producer shall engage the Completion Guarantor and obtain a completion bond, and CRC shall be named a beneficiary under such completion bond to the extent of such Production Contribution actually provided by CRC.

(iii) In the event that (a) production of the Picture is abandoned, for any reason, or (b) Producer materially breaches any warranty or representation of Producer as set forth in Section 3B of this Agreement then, in such event, notwithstanding anything set forth elsewhere in this Agreement to the contrary, CRC may terminate this Agreement by written notice to Producer and Producer shall return the Production Contribution actually advanced by CRC to CRC in full along with interest which shall accrue at the rate of twelve percent (12%) per annum applied retroactively from the date CRC tendered the Production Contribution.

C.  Repayment of Production Contribution, Premium and Adjusted Gross Receipts Participation. Provided the Production Contribution is paid to Producer, in fu ll, CRC shall be entitled to the following:

(i)  Following indefeasible repayment in full to the Primary Financier providing a production loan for the Picture, CRC shall be entitled to repayment of its Production Contribution and the Premium from One Hundred Percent (100%) of the "Gross Receipts" of the Picture until such time as the Production Contribution and the Premium is paid in full to CRC,. In the event additional equity investment is obtained with respect to the Picture, Production Contribution and Premium shall be repaid to CRC before any distributions, recoupments or repayments are made to any other investors or lenders, except for any equity production incentive (such as the Manatoba equity incentive) which shall be repayable in accordance with the terms upon which such incentive is granted. The term "Gross Receipts" is defined as all amounts actually and unconditionally received by Producer from the exploitation and licensing of the Picture from all sources, less any production deferrals, CAM fees, residuals, and all other actual necessary and customary distribution costs and expenses. Producer shall provide periodic written accountings to CRC specifying Gross Receipts and deductions therefrom. If required by the Primary Financier, Gross Receipts may be deposited in a third party collection account ("Collection Account") pursuant to a collection account management agreement to which CRC shall be a signatory and which shall set forth the agreed distribution of all Gross Receipts.

(ii)  The "Premium"shall be a sum equal to Fifty Thousand US Dollars ($50,000).

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(iii)     In addition, following repayment of the Production Contribution and Premium, CRC shall be entitled to the Minimum Equity Interest defined as a sum equal to twenty percent (20%) of one hundred percent (100%) of the Adjusted Gross Receipts of the Picture, in perpetuity, but subject to the Primary Financier's rights as a secured creditor. Adjusted Gross Receipts shall be defined, computed, paid and accounted for in accordance with the standard definition adopted by Producer in connection with the Picture (attached hereto as Schedule 3 and incorporated by this reference), but no less favorable than the definition of Adjusted Gross Receipts applicable to any other participant therein in connection with the Picture. With respect to sequels, remakes and other subsequent productions, for purposes of calculating Adjusted Gross Receipts, Gross Receipts shall include a fair market value rights fee for the particular derivative right so exploited.

D.  Credit. Provided the Production Contribution is paid to Producer, in full, and CRC is not in breach or default of this Agreement, CRC shall receive two (2) executive producer credits in the main titles of the Picture on all positive prints of the Picture (or, if there are no "main titles" at the beginning of the Picture, in the end titles), on a shared or separate card (to be determined by Producer), subject to applicable guild or union requirements, if any, and, subject to customary distributor exclusions, in all paid advertising and promotional materials wherein any other executive producer is accorded credit, as applicable. Upon Producer's request, CRC shall promptly and timely provide the names of the individuals (with accurate spelling thereof) who shall receive such executive producer credit on behalf of CRC; Producer reserves the right to reject the use of any pseudonym, sobriquet, nom de plume, or the like. No casual or inadvertent failure to accord proper credit hereunder shall be deemed to be a breach of this Agreement. All other aspects of such credit shall be determined in Producer's sole discretion, and Producer reserves the right to accord a more favorable credit than the contractually required credit hereunder.

E.  First Opportunity. Provided the Production Contribution is paid to Producer, in full, and CRC is not in breach or default of this Agreement, Producer shall offer CRC the right to make a similar production contribution to the motion picture "Boiling Point" ("Second Picture") prior to the Producer offering such financing opportunity to any other person or entity, on the same terms applicable to the Picture (with appropriate adjustment due to budget variations and available ftnancing) if produced by Producer. In the event that a written finance agreement is not executed with respect to such Second Picture within fifteen (15) days following Producer's written notice to CRC to commence negotiations and the parties' good faith negotiations with respect to same, then Producer shall have no further obligation to CRC with respect to such Second Picture, whatsoever.

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2.  Rights/Ownership of Picture. Producer and Producer's assigns shall be the sole and exclusive owners and/or controllers of all rights in and to the Picture, including, without limitation, to all copyrights therein and thereto (including all renewals and extensions thereof), and shall have the sole and absolute unfettered right to develop, prod uce, distribute and exploit the Picture in any and all media now known or hereafter devised or improved, in perpetuity, throughout the Universe, without any obligation to CRC, or any other party, whatsoever, claiming rights through CRC, except Producer shall perform the express obligations to CRC provided for in this Agreement (subject to the Security Interest granted to CRC as defined below and the rights of the Primary Financier as a secured creditor). All rights herein of Producer are: (i) irrevocable and not subject to rescission or termination for any reason or cause, whatsoever; and (ii) freely assignable by Producer and its successors, assigns and licensees, but no such assignment shall relieve Producer of its obligations hereunder unless the assignee is a major studio, network, production company or the SPE and the assignee assumes such obligations in writing, in which case, the assignee shall be deemed substituted as a party to this Agreement in place and stead of Producer; provided, however, that Producer shall at times remain primarily liable for its obligations as set forth in Section 1 B(iii) of this Agreement notwithstanding any such assignment by Producer. CRC's rights in the event of any breach of this Agreement are limited to claims for money damages only proximately caused by such breach. CRC shall execute and deliver to Producer or its designee(s) any written acknowledgements and quitclaims reasonably required by Producer to confirm that CRC does not have any ownership interest in or to the Picture, whatsoever.. The provisions of this paragraph 2 shall survive any termination or other expiration of this Agreement.

3.  Warranties.

A.  CRC acknowledges, warrants, represents and agrees that: (a) CRC has received sufficient information regarding the Picture from Producer and has had an opportunity to speak with Producer as CRC deems necessary, to make an informed decision regarding the providing of the Production Contribution herein; (b); CRC is a sophisticated financier and is thoroughly familiar with the risks and consequences of participating in the financing of motion pictures and is able to bear the financial risk of the Picture being unprofitable for any reason; (c) The funds tendered for the Production Contribution do not represent funds borrowed from any person, entity or lending institution; (d) CRC is an "accredited investor" under the rules and regulations of the Securities and Exchange Commission, if applicable; and (e) Excepting only the remedy provided to CRC under Section lB(iii) of this Agreement, CRC shall have no recourse other than payment through the Collection Account for repayment of the Production Contribution, Premium, and/or the Minimum Equity Interest.

B.  Producer. Producer acknowledges, warrants, represents and agrees that: (i) Producer is in bona fide good faith negotiation for and will obtain written minimum distribution guarantees (a) for North American distribution from Grindstone in the amount of $500,000, and (b) for foreign distribution from CMG in the amount of $450,000 and $200,000 from Lions Gate for Latin American, on or before August 1, 2012 (the "Outside Date"); (ii) Producer shall obtain a commercial loan from the Primary Financier for an amount not less than the amount needed to fund the balance of the production budget of the Picture, anticipated to be approximately $1,550,000, no later than the Outside Date; (iii) filming on the Picture shall commence in accordance with the production schedule approved by the Completion Guarantor or otherwise, by the Primary Financier but in any event shall commence on or before September 1, 2012; (iv) (a) all corporate action on the part of the Producer, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Producer hereunder and thereunder and the authorization, sale, issuance and delivery of the Minimum Equity Interest have been taken, (b) this Agreement, when executed and delivered, will be valid and legally binding obligations of the Producer enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and general principles of equity that restrict the availability of equitable remedies, and (c) Producer's grant of the Minimum Equity Interest to CRC is not and will not be subject to any preemptive rights or rights of first refusal or conflicting rights that have not been properly waived or complied with; and (v) the Producer shall properly and duly acquire all required intellectual property rights to Produce the Picture and such production of the Picture by Producer shall not constitute infringement of any kind on any interest or rights of any person or entity.

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4.  Indemnity. Each party ("Indemnifying Party") hereby forever indemnifies, defends and holds harmless the other party (and their respective successors, licensees, assigns, and employees, officers and directors) [collectively for the purposes of this paragraph 4, the "Indemnified Party"] from and against any and all third party liability, claims, actions, causes of action, losses, costs, expenses, damages, judgments, and settlements, including reasonable outside attorney's fees ("Claims") arising out of any breach with respect to any warranty, representation or agreement made hereunder by the Indemnifying Party. The Indemnified Party has the right to assume the defense of any claim made by a third party and arising from a breach or alleged breach of any representation, warranty or agreement of Indemnifying Party hereunder or that otherwise may be subject to the indemnity set forth herein.

5.  Insurance. Upon production of the Picture, Producer shall procure that the SPE obtain all usual and customary production, errors and omissions and general liability policies with respect to the Picture. Producer shall cause SPE to name CRC as an additional insured party under such errors and omissions and general liability policies, as and when obtained and subject to all terms and conditions of such policies.

6.  Notices. All notices hereunder shall be in writing and shall be given either by personal delivery, e-mail, or registered or certified mail postage prepaid and shall be deemed given hereunder on the date delivered or faxed or on a date two (2) business days after the date mailed. Until further notice, the addresses of the parties shall be as follows:

To CRC:	At the address set forth above.

With a copy to:	Steven D. Frank, Esq.

LAW OFFICES OF STEVEN D. FRANK
The Meadows
161 Worcester Road, Suite 302
Framingham, MA 01701
Email: steven.frank@stevendfrank.com

To Producer:	8899 Beverly Boulevard,
Suite710,
Los Angeles, CA 90048

With a copy to:	Costa Abrams & Coate, LLP
1221 Second Street, Third Floor
Santa Monica, California 90401
Attn: Alan Abrams, Esq.
Email: aafilmlaw@aol.com

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7.  Disputes. Any and all disputes arising between the parties under this Agreement and/or arising from the relationship of the parties created by virtue of this Agreement, including, without limitation, disputes involving interpretation and/or performance of this Agreement, the rendition of services under this Agreement, the subject matter of this Agreement, and/or the granting of any rights and/or benefits under this Agreement (including, without limitation, disputes involving the actual or purported right of any party to terminate and/or rescind this Agreement for any reason or cause, whatsoever, as well as the rights and obligations of the parties following any such purported termination and/or rescission),shall all be solely and exclusively submitted to final and binding arbitration ("Arbitration') in accordance with the arbitration rules of the Independent Film & Television ("Rules"), before a single neutral arbitrator experienced in matters involving the entertainment industry determined in accordance with the Rules ("Arbitrator"), which Arbitration shall be conducted in the county of Los Angeles, California, in accordance with such Rules. Each party hereto irrevocably submits to the jurisdiction of such Arbitrator in Arbitration, agrees to be bound by any final Arbitrator's Award rendered pursuant to such Arbitration, provided the same has been confirmed by the "Court" (as hereafter defined), and consents to the service process of any demands for Arbitration, or other notices and documents pertaining to such Arbitration and/or any confirmation proceedings described in the next paragraph, by international courier and/or by personal delivery to the addresses set forth in this Agreement.

Any award of the Arbitrator in connection with any such Arbitration may be confirmed by any party hereto in any State or Federal court of competent jurisdiction ("Court") sitting in the State of California and each party hereto irrevocably agrees and consents to such jurisdiction of the Court for such purpose. The prevailing party as determined by the Arbitrator shall be entitled to an award of such prevailing party's reasonable attorneys' fees and costs of Arbitration.

8.  Security Interest. As security for Producer's obligation to repay the Production Contribution Amount and the Premium to CRC, and until such time as the Production Contribution Amount and Premium have been paid to CRC, Producer shall grant CRC a continuing security interest in and to the Picture including, without limitation, all copyrights therein and thereto (including all renewals and extensions thereof), and all development, production, distribution and exploitation rights in any and all media now known or hereafter devised or improved (the "Security Interest"). The Security Interest shall be subordinate to only the security interest in the Picture granted to Producer's Primary Financier(s) and the completion guarantor and CRC shall execute such subordination and standstill agreements required by such Primary Financier(s) and the completion guarantor. Producer shall execute and deliver to CRC the Security Agreement attached hereto.

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9.  General. This Agreement contains the full, complete and entire understanding of the parties hereto with respect to the within subject matter and this Agreement supersedes all prior representations, agreements and understandings, whether written or oral, pertaining thereto and cannot be modified except by written instruments signed by each party. All of Producer's rights hereunder are freely assignable, provided no such assignment shall relieve Producer of its obligations hereunder, except to the extent this agreement is assigned to the SPE, and the SPE assumes the obligations of Producer hereunder, provided, further, notwithstanding any such assignment to and assumption by the SPE, Producer shall nevertheless remain responsible for performance of its obligations under paragraph 1 B (iii) hereof. Each party acknowledges that no representations or promises not expressly contained in this Agreement have been made to the other. CRC's remedies in the event of a breach by Producer shall be limited to an action at law for damages and in no event shall CRC (or any party claiming through CRC) be entitled to rescind this Agreement or enjoin or otherwise interfere with the development, production, marketing, distribution and/or exploitation of the Picture. Producer may prepare and, subject to good faith negotiations, require execution of a more formal agreement incorporating the foregoing and other customary terms and conditions common in the entertainment industry and consistent with the express terms of this Agreement, but pending execution of such a more formal agreement, this Agreement shall be binding upon the parties and the successors and assigns thereof. The parties hereby agree that California law shall govern the terms, conditions, performance and interpretation of this Agreement. If any provision of this Agreement is adjudged to be unlawful, then such provision shall be deemed limited or curtailed (but only to the extent necessary to bring it within legal requirements) and the remainder of this Agreement shall remain in full force and effect. The parties have agreed that this Agreement may be executed and delivered to each other via telefacsimile and/or email, and in counter-parts. Accordingly, reproductions of original signatures by any reliable means shall be given the same legal weight and effect as original signatures.

Kindly confirm your Agreement to the foregoing by signing in the appropriate place below.

Very truly yours,

Mass ent Company, Inc.. ('Producer")

By:
lts:

Agreed to and Accepted:
Coral Ridge Capital Partners, LLC

Attachments

Schedule 1 - Picture Specifications

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